Exhibit 23.1


To the Board of Directors
American Bancorp of Nevada
Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 dated July 6, 1989, February 27, 1990 and August 28, 1995 of our report, dated January 18, 1996, on the consolidated financial statements of American Bancorp of Nevada as of and for the years ended December 31, 1995 and 1994, which appears on page 10 of the 1995 Annual Report to Shareholders of American Bancorp of Nevada and subsidiaries.




/s/ McGladrey & Pullen, LLP
---------------------------


March 21, 1996